 Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Southcoast Financial Corporation

We consent to the incorporation by reference into the Registration Statement on Form S-8 filed by Southcoast Financial Corporation in connection with the Southcoast Financial Corporation 1999 Stock Option Plan (Registration Statement No. 333-106154) of our report, dated March 25, 2016, relating to our audits of the consolidated financial statements of Southcoast Financial Corporation and subsidiaries, which appear in this Annual Report on Form 10-K of Southcoast Financial Corporation for the year ended December 31, 2015.

/s/ Crowe Horwath LLP

Atlanta, Georgia

March 25, 2016